As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333 - 64044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crystal Rock Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0366218
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1050 Buckingham St., Watertown, CT 06795

(Address of principal executive offices)

1998 Incentive and Non-Statutory Stock Option Plan

Vermont Pure Holdings, Ltd. 1999 Employee Stock Purchase Plan

Fallon Stock Option Plan

(Full title of the plan(s))

Marni Morgan Poe

Vice President, Secretary and General Counsel

Corporate Center III

Suite 400, 4221 W. Boy Scout Blvd.

Tampa, Florida, United States 33607

(Name and address of agent for service)

(813) 313-1800

(Telephone number, including area code, of agent for service)

Copies to:

H. John Michel, Jr.

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on June 28, 2001 (File No. 333-64044) (the “Registration Statement”) of Crystal Rock Holdings, Inc., a Delaware corporation (the “Company”), is being filed to deregister all shares of common stock, par value $0.001, of the Company that had been registered and remain unsold under such Registration Statement.

On February 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cott Corporation, a Canadian corporation (“Cott”), and CR Merger Sub, Inc., a wholly owned indirect subsidiary of Cott (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of Cott (the “Merger”). The Merger became effective on March 23, 2018, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, Florida, as of March 23, 2018.

CRYSTAL ROCK HOLDINGS, INC.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

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